Exhibit 99.1

Cathay General Bancorp Announces Second Quarter 2016 Results

LOS ANGELES, July 20, 2016 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $34.8 million, or $0.44 per share, for the second quarter of 2016.

FINANCIAL PERFORMANCE

	Three months ended
	June 30, 2016	March 31, 2016	June 30, 2015
Net income	$34.8 million	$46.2 million	$45.2 million
Basic earnings per common share	$0.44	$0.58	$0.57
Diluted earnings per common share	$0.44	$0.57	$0.56
Return on average assets	1.07%	1.43%	1.56%
Return on average total stockholders' equity	8.00%	10.66%	10.93%
Efficiency ratio	62.15%	46.92%	47.41%

SECOND QUARTER HIGHLIGHTS

  On July 8, 2016, we signed a Stock Purchase Agreement to acquire SinoPac Bancorp, the U.S. holding company for Far East National Bank, for $340 million subject to certain adjustments.

"We are very excited about the transaction to acquire Far East National Bank and the additional scale it adds to our franchise in Los Angeles, our home market, as well as Orange County, San Francisco, and Silicon Valley and the opportunity to deploy a portion of our capital to generate strong returns. Cathay Bank and Far East National Bank share similar attributes and business values, and we look forward to servicing customers of Far East National Bank and hope they will enjoy the additional products and services that Cathay Bank has to offer," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our loan growth continued to be solid. Total loans increased $162 million for the quarter, or 6% annualized, to $10.5 billion at June 30, 2016, compared to $10.4 billion at March 31, 2016. Our year to date loan growth was $356 million, or 7% annualized," concluded Dunson Cheng.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2016, was $34.8 million, a decrease of $10.4 million, or 22.9%, compared to net income of $45.2 million for the same quarter a year ago. Diluted earnings per share for the quarter ended June 30, 2016, was $0.44 compared to $0.56 for the same quarter a year ago.

Return on average stockholders' equity was 8.00% and return on average assets was 1.07% for the quarter ended June 30, 2016, compared to a return on average stockholders' equity of 10.93% and a return on average assets of 1.56% for the same quarter a year ago. The decrease is primarily due to the $20.8 million increase in amortization of investments in alternative energy partnerships.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $7.0 million, or 7.4%, to $101.8 million during the second quarter of 2016 compared to $94.8 million during the same quarter a year ago. The increase was due primarily to the increase in interest income from loans, partially offset by the increase in interest expense from time deposits.

The net interest margin was 3.38% for the second quarter of 2016 compared to 3.51% for the second quarter of 2015. The decrease in the net interest margin was due to a combination of the impact of the special Federal Home Loan Bank dividend and higher interest recoveries in the prior year and higher interest bearing deposits at the Federal Reserve Bank this year. The decrease in the net interest margin for the second quarter of 2016 from 3.42% in the first quarter of 2016, was primarily due to the higher interest bearing deposits at the Federal Reserve Bank and higher interest recoveries and lower excess cash balances in the first quarter.

For the second quarter of 2016, the yield on average interest-earning assets was 4.05%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of interest-bearing deposits was 0.70%. In comparison, for the second quarter of 2015, the yield on average interest-earning assets was 4.16%, the cost of funds on average interest-bearing liabilities was 0.87%, and the cost of interest-bearing deposits was 0.65%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.16% for the quarter ended June 30, 2016, compared to 3.29% for the same quarter a year ago.

Reversal for credit losses

Reversal for credit losses was $5.2 million for the second quarter of 2016 compared to $2.2 million for the second quarter of 2015. The reversal for credit losses was based on the review of the appropriateness of the allowance for loan losses at June 30, 2016. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
	(In thousands)
Charge-offs:
Commercial loans	$ 6,688	$ 2,069	$ 2,580	$ 8,757	$ 3,444
Real estate loans (1)	945	259	77	1,204	3,677
Total charge-offs	7,633	2,328	2,657	9,961	7,121
Recoveries:
Commercial loans	$ 727	987	231	1,714	2,478
Construction loans	47	7,276	52	7,323	122
Real estate loans (1)	405	155	1,873	560	3,688
Total recoveries	1,179	8,418	2,156	9,597	6,288
Net charge-offs/(recoveries)	$ 6,454	$ (6,090)	$ 501	$ 364	$ 833

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $9.1 million for the second quarter of 2016, an increase of $3.5 million, or 61.2%, compared to $5.6 million for the second quarter of 2015, which was primarily due to $3.3 million of net securities losses recorded in the second quarter of 2015.

Non-interest expense

Non-interest expense increased $21.3 million, or 44.7%, to $68.9 million in the second quarter of 2016 compared to $47.6 million in the same quarter a year ago. The increase in non-interest expense in the second quarter of 2016 was primarily due to increases of $20.8 million in amortization of investments in alternative energy partnerships as a result of rapid installation of solar systems from our investment made in March 2016. The efficiency ratio was 62.15% in the second quarter of 2016 compared to 47.41% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2016 was 26.1% compared to 17.7% for the second quarter of 2015. The effective tax rate includes the impact of the utilization of low income housing tax credits and alternative energy tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $10.5 billion at June 30, 2016, an increase of $359.6 million, or 3.5%, from $10.2 billion at December 31, 2015, primarily due to increases of $230.0 million, or 4.3%, in commercial mortgage loans, $214.5 million, or 11.1%, in residential mortgage loans, and $40.3 million, or 9.1%, in real estate construction loans partially offset by decreases of $128.8 million, or 5.6%, in commercial loans. The loan balances and composition at June 30, 2016, compared to December 31, 2015, and to June 30, 2015, are presented below:

	June 30, 2016	December 31, 2015	June 30, 2015
	(Dollars in thousands)
Commercial loans	$ 2,188,047	$ 2,316,863	$ 2,387,450
Residential mortgage loans	2,146,895	1,932,355	1,713,312
Commercial mortgage loans	5,531,186	5,301,218	4,849,381
Equity lines	171,972	168,980	176,067
Real estate construction loans	481,820	441,543	370,828
Installment & other loans	3,180	2,493	4,970

Gross loans	$ 10,523,100	$ 10,163,452	$ 9,502,008

Allowance for loan losses	(122,948)	(138,963)	(153,437)
Unamortized deferred loan fees	(6,679)	(8,262)	(10,207)

Total loans, net	$ 10,393,473	$ 10,016,227	$ 9,338,364
Loans held for sale	$ 2,925	$ 6,676	$ -

Total deposits were $10.5 billion at June 30, 2016, an increase of $1.2 billion, or 12.1%, from $9.3 billion at June 30, 2015, and remained relatively flat when compared to December 31, 2015. The deposit balances and composition at June 30, 2016, compared to December 31, 2015, and to June 30, 2015, are presented below:

	June 30, 2016	December 31, 2015	June 30, 2015
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 2,188,072	$ 2,033,048	$ 1,671,970
NOW deposits	1,018,388	966,404	871,126
Money market deposits	2,066,349	1,905,719	1,682,999
Savings deposits	620,094	618,164	562,602
Time deposits	4,578,200	4,985,752	4,550,166
Total deposits	$ 10,471,103	$ 10,509,087	$ 9,338,863

ASSET QUALITY REVIEW

At June 30, 2016, total non-accrual loans were $53.1 million, a decrease of $13.0 million, or 19.6%, from $66.1 million at June 30, 2015, and an increase of $1.0 million, or 1.9%, from $52.1 million at December 31, 2015.

The allowance for loan losses was $122.9 million and the allowance for off-balance sheet unfunded credit commitments was $2.1 million at June 30, 2016, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $122.9 million allowance for loan losses at June 30, 2016, decreased $16.1 million, or 11.5%, from $139.0 million at December 31, 2015. The allowance for loan losses represented 1.17% of period-end gross loans, excluding loans held for sale, and 231.4% of non-performing loans at June 30, 2016. The comparable ratios were 1.37% of period-end gross loans, excluding loans held for sale, and 266.6% of non-performing loans at December 31, 2015. The changes in non-performing assets and troubled debt restructurings at June 30, 2016, compared to December 31, 2015, and to June 30, 2015, are highlighted below:

(Dollars in thousands)	June 30, 2016	December 31, 2015	% Change	June 30, 2015	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ -	-
Non-accrual loans:
Construction loans	6,081	16,306	(63)	16,856	(64)
Commercial real estate loans	30,725	25,231	22	33,271	(8)
Commercial loans	8,251	3,545	133	7,878	5
Residential mortgage loans	8,081	7,048	15	8,047	0
Total non-accrual loans:	$ 53,138	$ 52,130	2	$ 66,052	(20)
Total non-performing loans	53,138	52,130	2	66,052	(20)
Other real estate owned	26,417	24,701	7	23,839	11
Total non-performing assets	$ 79,555	$ 76,831	4	$ 89,891	(11)
Accruing troubled debt restructurings (TDRs)	$ 74,708	$ 81,680	(9)	$ 100,012	(25)
Non-accrual loans held for sale	$ 2,925	$ 5,944	(51)	$ -	100

Allowance for loan losses	$ 122,948	$ 138,963	(12)	$ 153,437	(20)

Total gross loans outstanding, at period-end (1)	$ 10,523,100	$ 10,163,452	4	$ 9,502,008	11

Allowance for loan losses to non-performing loans, at period-end (2)	231.37%	266.57%		232.30%
Allowance for loan losses to gross loans, at period-end (1)	1.17%	1.37%		1.61%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $74.7 million at June 30, 2016, compared to $81.7 million at December 31, 2015. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.6% at June 30, 2016, compared to 0.6% at December 31, 2015. Total non-performing assets increased $2.8 million, or 3.5%, to $79.6 million at June 30, 2016, compared to $76.8 million at December 31, 2015, primarily due to an increase of $1.0 million, or 1.9%, in non-accrual loans and a $1.7 million increase, or 6.9%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At June 30, 2016, the Company's common equity Tier 1 capital ratio of 12.77%, Tier 1 risk-based capital ratio of 13.84%, total risk-based capital ratio of 15.02%, and Tier 1 leverage capital ratio of 11.80%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2015, the Company's common equity Tier 1 capital ratio was 12.95%, Tier 1 risk-based capital ratio was 14.03%, total risk-based capital ratio was 15.30%, and Tier 1 leverage capital ratio was 11.95%.

YEAR-TO-DATE REVIEW

Net income for the six months ended June 30, 2016, was $81.0 million, a decrease of $186,000, or 0.2%, compared to net income of $81.2 million for the same period a year ago. Diluted earnings per share was $1.01 compared to $1.01 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2016, was 3.40% compared to 3.46% for the same period a year ago.

Return on average stockholders' equity was 9.33% and return on average assets was 1.25% for the six months ended June 30, 2016, compared to a return on average stockholders' equity of 9.96% and a return on average assets of 1.43% for the same period of 2015. The efficiency ratio for the six months ended June 30, 2016, was 54.57% compared to 46.59% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2016 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 46464340. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions: our pending acquisition of SinoPac Bancorp, including the possibility that any of the anticipated benefits of the proposed acquisition will not be realized or will not be realized within the expected time period; the failure to satisfy conditions to completion of the proposed acquisition or the merger of Cathay Bank and Far East National Bank, including receipt of required regulatory approvals; the failure of the proposed acquisition or the merger of Cathay Bank and Far East National Bank to be completed for any reason; the inability to complete the proposed acquisition or the merger of Cathay Bank and Far East National Bank in a timely manner; the risk that integration of SinoPac Bancorp's and Far East National Bank's operations with those of the Company and Cathay Bank will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed acquisition on the Company's, SinoPac Bancorp's, Far East National Bank's or the combined companies' respective customer relationships and operating results; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2015 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Six months ended June 30,
(Dollars in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 101,776	$ 102,368	$ 94,754	$ 204,144	$ 182,680
Reversal for credit losses	(5,150)	(10,500)	(2,150)	(15,650)	(7,150)
Net interest income after reversal for credit losses	106,926	112,868	96,904	219,794	189,830
Non-interest income	9,057	7,541	5,619	16,598	14,168
Non-interest expense	68,879	51,571	47,585	120,450	91,716
Income before income tax expense	47,104	68,838	54,938	115,942	112,282
Income tax expense	12,273	22,675	9,738	34,948	31,102
Net income	$ 34,831	$ 46,163	$ 45,200	80,994	81,180

Net income per common share
Basic	$ 0.44	$ 0.58	$ 0.57	$ 1.02	$ 1.02
Diluted	$ 0.44	$ 0.57	$ 0.56	$ 1.01	$ 1.01

Cash dividends paid per common share	$ 0.18	$ 0.18	$ 0.14	$ 0.36	$ 0.24

SELECTED RATIOS
Return on average assets	1.07%	1.43%	1.56%	1.25%	1.43%
Return on average total stockholders' equity	8.00%	10.66%	10.93%	9.33%	9.96%
Efficiency ratio	62.15%	46.92%	47.41%	54.57%	46.59%
Dividend payout ratio	40.75%	30.72%	24.75%	35.03%	23.61%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.05%	4.09%	4.16%	4.07%	4.12%
Total interest-bearing liabilities	0.89%	0.89%	0.87%	0.89%	0.88%
Net interest spread	3.16%	3.20%	3.29%	3.18%	3.24%
Net interest margin	3.38%	3.42%	3.51%	3.40%	3.46%

CAPITAL RATIOS	June 30, 2016	December 31, 2015	June 30, 2015
Common Equity Tier 1 capital ratio	12.77%	12.95%	13.38%
Tier 1 risk-based capital ratio	13.84%	14.03%	14.52%
Total risk-based capital ratio	15.02%	15.30%	15.80%
Tier 1 leverage capital ratio	11.80%	11.95%	12.99%
	.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	June 30, 2016	December 31, 2015	June 30, 2015

Assets
Cash and due from banks	$ 229,411	$ 180,130	$ 166,933
Short-term investments and interest bearing deposits	706,927	536,880	48,711
Securities available-for-sale (amortized cost of $1,227,169 at June 30, 2016, $1,595,723 at December 31, 2015, and $1,547,642 at June 30, 2015)	1,241,904	1,586,352	1,545,699
Loans held for sale	2,925	6,676	-
Loans	10,523,100	10,163,452	9,502,008
Less: Allowance for loan losses	(122,948)	(138,963)	(153,437)
Unamortized deferred loan fees, net	(6,679)	(8,262)	(10,207)
Loans, net	10,393,473	10,016,227	9,338,364
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	26,417	24,701	23,839
Affordable housing investments and alternative energy partnerships, net	199,210	182,943	160,419
Premises and equipment, net	107,236	108,924	97,616
Customers' liability on acceptances	26,096	40,335	26,378
Accrued interest receivable	30,941	30,558	27,747
Goodwill	372,189	372,189	316,340
Other intangible assets, net	3,310	3,677	2,948
Other assets	135,888	147,284	146,072

Total assets	$ 13,493,177	$ 13,254,126	$ 11,918,316

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,188,072	$ 2,033,048	$ 1,671,970
Interest-bearing deposits:
NOW deposits	1,018,388	966,404	871,126
Money market deposits	2,066,349	1,905,719	1,682,999
Savings deposits	620,094	618,164	562,602
Time deposits	4,578,200	4,985,752	4,550,166
Total deposits	10,471,103	10,509,087	9,338,863

Securities sold under agreements to repurchase	400,000	400,000	400,000
Advances from the Federal Home Loan Bank	555,000	275,000	210,000
Other borrowings for affordable housing investments	17,748	18,593	20,261
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	26,096	40,335	26,378
Other liabilities	145,039	144,197	134,613
Total liabilities	11,734,122	11,506,348	10,249,251
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 87,072,749 issued and 78,862,106 outstanding at June 30, 2016, 87,002,931 issued and 80,806,116 outstanding at December 31, 2015, and 84,232,727 issued and 80,025,162 outstanding at June 30, 2015	871	870	842
Additional paid-in-capital	884,352	880,822	790,897
Accumulated other comprehensive income/(loss), net	1,142	(8,426)	(2,782)
Retained earnings	1,112,279	1,059,660	1,005,844
Treasury stock, at cost (8,210,643 shares at June 30, 2016, 6,196,815 at December 31, 2015, and 4,207,565 at June 30, 2015)	(239,589)	(185,148)	(125,736)

Total equity	1,759,055	1,747,778	1,669,065
Total liabilities and equity	$ 13,493,177	$ 13,254,126	$ 11,918,316

Book value per common share	$22.15	$21.46	$20.71
Number of common shares outstanding	78,862,106	80,806,116	80,025,162

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 115,822	$ 114,890	$ 104,995	$ 230,712	$ 205,095
Investment securities	5,265	6,859	5,346	12,124	9,120
Federal Home Loan Bank stock	382	347	1,677	729	2,258
Deposits with banks	433	249	368	682	847

Total interest and dividend income	121,902	122,345	112,386	244,247	217,320

INTEREST EXPENSE
Time deposits	10,619	10,857	6,801	21,476	13,574
Other deposits	3,931	3,640	5,340	7,571	10,133
Securities sold under agreements to repurchase	3,934	3,934	3,934	7,868	7,859
Advances from Federal Home Loan Bank	202	106	117	308	210
Long-term debt	1,440	1,440	1,440	2,880	2,864

Total interest expense	20,126	19,977	17,632	40,103	34,640

Net interest income before reversal for credit losses	101,776	102,368	94,754	204,144	182,680
Reversal for credit losses	(5,150)	(10,500)	(2,150)	(15,650)	(7,150)

Net interest income after reversal for credit losses	106,926	112,868	96,904	219,794	189,830

NON-INTEREST INCOME
Securities gains/(losses), net	1,655	(206)	(3,332)	1,449	(3,353)
Letters of credit commissions	1,205	1,281	1,391	2,486	2,659
Depository service fees	1,385	1,323	1,293	2,708	2,594
Other operating income	4,812	5,143	6,267	9,955	12,268

Total non-interest income	9,057	7,541	5,619	16,598	14,168

NON-INTEREST EXPENSE
Salaries and employee benefits	21,501	26,931	24,463	48,432	47,079
Occupancy expense	4,484	4,369	3,986	8,853	8,007
Computer and equipment expense	2,443	2,580	2,292	5,023	4,794
Professional services expense	4,614	4,368	4,342	8,982	7,712
Data processing service expense	2,027	2,250	1,945	4,277	3,927
FDIC and State assessments	2,763	2,589	2,244	5,352	4,504
Marketing expense	1,002	796	1,321	1,798	2,141
Other real estate owned expense/(income)	493	295	(1,786)	788	(1,303)
Amortization of investments in low income housing and alternative energy partnerships	27,400	2,794	5,467	30,194	7,850
Amortization of core deposit intangibles	173	172	147	345	324
Other operating expense	1,979	4,427	3,164	6,406	6,681

Total non-interest expense	68,879	51,571	47,585	120,450	91,716

Income before income tax expense	47,104	68,838	54,938	115,942	112,282
Income tax expense	12,273	22,675	9,738	34,948	31,102
Net income	$ 34,831	$ 46,163	$ 45,200	80,994	81,180

Net income per common share:
Basic	$ 0.44	$ 0.58	$ 0.57	$ 1.02	$ 1.02
Diluted	$ 0.44	$ 0.57	$ 0.56	$ 1.01	$ 1.01

Cash dividends paid per common share	$ 0.18	$ 0.18	$ 0.14	$ 0.36	$ 0.24
Basic average common shares outstanding	78,846,237	79,734,519	79,939,197	79,290,378	79,887,699
Diluted average common shares outstanding	79,619,883	80,393,849	80,698,994	80,006,866	80,505,265

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	June 30, 2016		March 31, 2016		June 30, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 10,441,941	4.46%	$ 10,290,571	4.49%	$ 9,334,945	4.51%
Taxable investment securities	1,293,490	1.64%	1,555,849	1.77%	1,357,118	1.58%
FHLB stock	17,250	8.91%	17,250	8.09%	21,338	31.52%
Deposits with banks	358,944	0.49%	164,598	0.61%	123,058	1.20%

Total interest-earning assets	$ 12,111,625	4.05%	$ 12,028,268	4.09%	$ 10,836,459	4.16%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,013,028	0.17%	$ 965,779	0.16%	$ 836,840	0.16%
Money market deposits	2,017,867	0.65%	1,925,410	0.63%	1,642,420	0.60%
Savings deposits	630,042	0.17%	620,627	0.16%	581,959	0.15%
Time deposits	4,707,847	0.91%	4,900,488	0.89%	4,444,150	0.82%
Total interest-bearing deposits	$ 8,368,784	0.70%	$ 8,412,304	0.69%	$ 7,505,369	0.65%
Securities sold under agreements to repurchase	400,000	3.96%	400,000	3.96%	400,000	3.94%
Other borrowed funds	166,191	0.49%	84,784	0.50%	139,039	0.34%
Long-term debt	119,136	4.86%	119,136	4.86%	119,136	4.85%
Total interest-bearing liabilities	9,054,111	0.89%	9,016,224	0.89%	8,163,544	0.87%

Non-interest-bearing demand deposits	2,106,062		2,033,694		1,669,310

Total deposits and other borrowed funds	$ 11,160,173		$ 11,049,918		$ 9,832,854

Total average assets	$ 13,090,024		$ 12,972,572		$ 11,644,117
Total average equity	$ 1,750,936		$ 1,741,744		$ 1,658,204

	Six months ended,
(In thousands)	June 30, 2016		June 30, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 10,366,256	4.48%	$ 9,207,271	4.49%
Taxable investment securities	1,424,671	1.71%	1,261,108	1.46%
FHLB stock	17,250	8.50%	25,780	17.66%
Deposits with banks	261,771	0.52%	146,217	1.17%

Total interest-earning assets	$ 12,069,948	4.07%	$ 10,640,376	4.12%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 989,404	0.17%	$ 818,017	0.16%
Money market deposits	1,971,638	0.64%	1,590,857	0.60%
Savings deposits	625,335	0.16%	557,302	0.15%
Time deposits	4,804,167	0.90%	4,374,896	0.83%
Total interest-bearing deposits	$ 8,390,544	0.70%	$ 7,341,072	0.65%
Securities sold under agreements to repurchase	400,000	3.96%	401,657	3.95%
Other borrowed funds	125,488	0.49%	119,663	0.35%
Long-term debt	119,136	4.86%	119,136	4.85%
Total interest-bearing liabilities	9,035,168	0.89%	7,981,528	0.88%

Non-interest-bearing demand deposits	2,069,878		1,667,561

Total deposits and other borrowed funds	$ 11,105,046		$ 9,649,089

Total average assets	$ 13,031,297		$ 11,424,708
Total average equity	$ 1,746,339		$ 1,642,856

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

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